SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*



                                 CacheFlow Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    126946102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ]        Rule 13d-1(b)

       [ ]        Rule 13d-1(c)

       [X]        Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 18
                            Exhibit Index on Page 16

----------------------------------------                                      ----------------------------------------
CUSIP NO. 126946102                                      13 G                                       Page 2 of 18 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,088,089  shares,  except that BCMC, the general partner of BCP, may be
              SHARES                          deemed to have sole  power to vote  these  shares,  and David M.  Beirne
           BENEFICIALLY                       ("Beirne"),   Bruce  W.  Dunlevie   ("Dunlevie"),   J.  William   Gurley
      OWNED BY EACH REPORTING                 ("Gurley"),  Kevin R.  Harvey  ("Harvey"),  Robert C.  Kagle  ("Kagle"),
              PERSON                          Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the
               WITH                           members  of BCMC,  may be  deemed  to have  shared  power to vote  these shares.
                                     -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,088,089  shares,  except that BCMC, the general partner of BCP, may be deemed to have sole power to dispose these shares, and Beirne, Dunlevie,
                                              Gurley,  Harvey,  Kagle, Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,088,089
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.82%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 126946102                                      13 G                                       Page 3 of 18 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        290,605  shares,  except that BCMC,  the general  partner of BFF, may be
              SHARES                          deemed to have  sole power  to vote these shares, and Beirne,  Dunlevie,
           BENEFICIALLY                       Gurley,  Harvey, Kagle, Rachleff and Spurlock,  the members of BCMC, may
      OWNED BY EACH REPORTING                 be deemed to have shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH                  6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              290,605  shares,  except that BCMC,  the general  partner of BFF,  may be deemed  to have  sole  power to  dispose  of these  shares,  and  Beirne,
                                              Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock,  the members of
                                              BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       290,605
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    1.47%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 126946102                                      13 G                                       Page 4 of 18 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              SHARES                          290,605 are directly owned by BFF. BCMC, the general  partner of BCP and
           BENEFICIALLY                       BFF, may be deemed to have sole power to vote these shares,  and Beirne,
      OWNED BY EACH REPORTING                 Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and Spurlock, the members of
              PERSON                          BCMC, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,378,694  shares,  of  which  2,088,089  are  directly  owned by BCP and
                                              290,605 are directly owned by BFF.  BCMC, the general  partner of BCP and
                                              BFF,  may be deemed to have sole power to dispose  of these  shares,  and
                                              Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,  Rachleff and Spurlock,  the
                                              members of BCMC,  may be deemed to have shared  power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,378,694
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.63%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                      ----------------------------------------
CUSIP NO. 126946102                                      13 G                                       Page 5 of 18 Pages
----------------------------------------                                      ----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        5,156 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605  are  directly  owned by BFF.  Beirne is a member  of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,156 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605  are  directly  owned by BFF.  Beirne is a member  of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,383,850
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                      Page 6 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        5,156 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605 are  directly  owned by BFF.  Dunlevie is a member of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              5,156 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605 are  directly  owned by BFF.  Dunlevie is a member of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,383,850
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                      Page 7 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        2,578 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605  are  directly  owned by BFF.  Gurley is a member  of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              2,578 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605  are  directly  owned by BFF.  Gurley is a member  of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,381,272
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                      Page 8 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,156 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605  are  directly  owned by BFF.  Harvey is a member  of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,156 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605  are  directly  owned by BFF.  Harvey is a member  of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,381,850
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                      Page 9 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        1,557 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605  are  directly  owned by BFF.  Kagle is a  member  of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              1,557
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605  are  directly  owned by BFF.  Kagle is a  member  of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,380,251
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.63%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                     Page 10 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        3,156 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605 are  directly  owned by BFF.  Rachleff is a member of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              3,156 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605 are  directly  owned by BFF.  Rachleff is a member of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,381,850
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                     -----------------------------------------
CUSIP NO. 126946102                                      13 G                                     Page 11 of 18 Pages
----------------------------------------                                     -----------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Steven M. Spurlock ("Spurlock")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]     (b) [X]
------------ ---------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
                                     5        SOLE VOTING POWER
             NUMBER OF                        4,000 shares
              SHARES                 -------- ------------------------------------------------------------------------
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
              PERSON                          290,605 are  directly  owned by BFF.  Spurlock is a member of BCMC,  the
               WITH                           general  partner of BCP and BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
                                     7        SOLE DISPOSITIVE POWER
                                              4,000 shares
                                     -------- ------------------------------------------------------------------------
                                     8        SHARED DISPOSITIVE POWER
                                              2,378,694  shares,  of which  2,088,089  are  directly  owned by BCP and
                                              290,605 are  directly  owned by BFF.  Spurlock is a member of BCMC,  the general  partner of BCP and BFF,  and may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       2,382,694
------------ ---------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                      [ ]
------------ ---------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.64%
------------ ---------------------------------------------------------------------------------------------------------
12           TYPE OR REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER

               CacheFlow Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               650 Almanor Avenue
               Sunnyvale, CA  94086

ITEM 2(A).     NAME OF PERSONS FILING

               This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"), the members of BCMC. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE

               The address for each of the Reporting Persons is:

               Benchmark Capital
               2480 Sand Hill Road, Suite 200
               Menlo Park, California  94025

ITEM 2(C).     CITIZENSHIP

               BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company. Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).   TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

               Common Stock
               CUSIP # 126946102

ITEM 3.        Not Applicable

ITEM 4.        OWNERSHIP

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

               (a)      Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

               (b)      Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

               (c)      Number of shares as to which such person has:

                        (i)      Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting
                                 Person.

                        (ii)     Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting
                                 Person.

                        (iii) Sole power to dispose or to direct the disposition of:

                                 See Row 7 of cover page for each Reportin
                                 Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting
                                 Person.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Under certain circumstances set forth in the limited partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not applicable

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not applicable

ITEM 10.      CERTIFICATION.

              Not applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2000

                                 BENCHMARK CAPITAL PARTNERS, L.P., a Delaware
                                 Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner


                                 By:  /s/  Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member



                                 BENCHMARK FOUNDERS' FUND, L.P., a Delaware
                                 Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                      Its General Partner


                                 By:  /s/  Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member



                                 BENCHMARK CAPITAL MANAGEMENT CO., L.L.C., a Delaware Limited Liability Company


                                 By:  /s/  Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock
                                      Member



                                 DAVID M. BEIRNE



                                 By:  /s/  David M. Beirne
                                      ------------------------------------------
                                      David M. Beirne




                                 BRUCE W. DUNLEVIE



                                 By:  /s/  Bruce W. Dunlevie
                                      ------------------------------------------
                                      Bruce W. Dunlevie

                                 J. WILLIAM GURLEY



                                 By:  /s/  J. William Gurley
                                      ------------------------------------------
                                      J. William Gurley




                                 KEVIN R. HARVEY



                                 By:  /s/  Kevin R. Harvey
                                      ------------------------------------------
                                      Kevin R. Harvey




                                 ROBERT C. KAGLE



                                 By:  /s/  Robert C. Kagle
                                      ------------------------------------------
                                      Robert C. Kagle




                                 ANDREW S. RACHLEFF



                                 By:  /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                      Andrew S. Rachleff




                                 STEVEN M. SPURLOCK



                                 By:  /s/  Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock

                                  EXHIBIT INDEX




                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                   17

                                    EXHIBIT A



                            Agreement of Joint Filing

         The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of CacheFlow Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 10, 2000


February 10, 2000                BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                 a Delaware Limited Liability Company



                                 By:   /s/  Steven M. Spurlock
                                      ------------------------------------------
                                 Steven M. Spurlock, Member


February 10, 2000                BENCHMARK CAPITAL PARTNERS, L.P.,
                                 a Delaware Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner



                                 By:   /s/  Steven M. Spurlock
                                      ------------------------------------------
                                      Steven M. Spurlock, Member


February 10, 2000                BENCHMARK FOUNDERS' FUND, L.P.,
                                 a Delaware Limited Partnership

                                 By: Benchmark Capital Management Co., L.L.C., a Delaware Limited Liability Company
                                       Its General Partner



                                 By:   /s/  Steven M. Spurlock
                                      ------------------------------------------
                                       Steven M. Spurlock, Member


February 10, 2000


                                 By:   /s/  Bruce W. Dunlevie
                                      ------------------------------------------
                                       Bruce W. Dunlevie

February 10, 2000


                                 By:   /s/  J. William Gurley
                                      ------------------------------------------
                                       J. William Gurley


February 10, 2000


                                 By:   /s/  Kevin R. Harvey
                                      ------------------------------------------
                                       Kevin R. Harvey

February 10, 2000


                                 By:   /s/  Robert C. Kagle
                                      ------------------------------------------
                                       Robert C. Kagle


February 10, 2000


                                 By:   /s/  Andrew S. Rachleff
                                      ------------------------------------------
                                       Andrew S. Rachleff


February 10, 2000


                                 By:   /s/  Steven M. Spurlock
                                      ------------------------------------------
                                       Steven M. Spurlock